UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/09/2006

EARTHLINK, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15605

Delaware	58-2511877
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1375 Peachtree St., Atlanta, Georgia 30309
(Address of principal executive offices, including zip code)

(404) 815-0770
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On May 9, 2006, the Compensation Committee (the "Compensation Committee") of the Board of Directors of EarthLink, Inc. ("EarthLink") established the EarthLink performance factor component for the 2006 bonus plan of Charles G. Betty, Chief Executive Officer and President of EarthLink. The Compensation Committee also established the specific operational and financial targets on which Mr. Betty's EarthLink performance factor will be based.

The bonus structure for Mr. Betty provides for an EarthLink performance factor of threshold (50%), target (100%), significant overachievement (200%) and extraordinary overachievement (300%) bonus payouts tied to EarthLink's performance in the areas of earnings before interest and taxes of its core access services, operating margin of certain of its core access services and the performance of EarthLink's growth initiatives. The EarthLink performance factor will be measured over the nine months ending December 31, 2006. This measurement period will reflect the roll-out of EarthLink's growth initiatives and the acquisition of New Edge Holding Company in April 2006.

Amounts paid to Mr. Betty pursuant to Mr. Betty's bonus plan, if any, shall be determined by multiplying the following: (i) Mr. Betty's eligible earnings, (ii) Mr. Betty's target bonus opportunity, and (iii) the EarthLink performance factor, which is described in the previous paragraph. For purposes of this calculation, Mr. Betty's target bonus opportunity is 75%, as previously disclosed in EarthLink's Report on Form 8-K dated March 27, 2006. Mr. Betty's bonus for 2006 may not exceed 150% of his 2006 eligible earnings.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.

Date: May 15, 2006	By:	/s/ Kevin M. Dotts
Kevin M. Dotts
Chief Financial Officer